Exhibit 10.2
STOCK OPTION AGREEMENT
     THIS AGREEMENT is entered into as of April 12, 2006, by and between Horizon Offshore, Inc., a Delaware corporation (the “Company”), and                                          (the “Optionee”).
     WHEREAS, on April 12, 2006, pursuant to the Company’s 2005 Stock Incentive Plan, as amended (the “Plan”), Optionee is eligible to receive a grant to purchase                       shares of Common Stock at an exercise price of ___ per share;
     NOW, THEREFORE, in consideration of the foregoing, it is agreed by and between the parties as follows:
I. Grant of Option
     The Company hereby grants to Optionee the right, privilege and option (the “Option”) to purchase ___ shares of Common Stock at an exercise price of $ ___ per share (the “Exercise Price”), effective April 12, 2006 (the “Date of Grant”). The Option shall be exercisable at the time specified in Section II below. The Option is a non-qualified stock option and shall not be treated as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).
II. Time of Exercise
     2.1 Subject to the provisions of the Plan and the other provisions of this Section II, the Optionee shall be entitled to exercise the Option in full one year after the date of Date of Grant. The Option shall expire and may not be exercised later than ten years following the Date of Grant.
     2.2 During Optionee’s lifetime, the Option may be exercised only by him or his guardian if he has been declared incompetent. In the event of death, the Option may be exercised as provided herein by the Optionee’s estate or by the person to whom such right devolves as a result of the Optionee’s death.
     2.3 In the event Optionee ceases to serve on the Board of Directors (the “Board”), the Option must be exercised, to the extent exercisable at the time of termination of Board service, within one year from the date of termination of Board service, provided, that in the event of termination of Board service, as a result of retirement (at age 65 or later or after having completed five or more years of service on the Board), the Option must be exercised within five years from the date of termination of Board service. Notwithstanding the foregoing, no option may be exercised later than ten years following the Date of Grant.
III. Method of Exercise of Option
     3.1 Optionee may exercise all or a portion of the Option by delivering to the Company a signed written notice of his intention to exercise the Option, specifying therein the number of shares of Common Stock to be purchased. Upon receiving such notice, and after the Company has received full payment of the Exercise Price, the appropriate officer of the Company shall cause the transfer of title of the shares of Common Stock purchased to Optionee on the Company’s stock records and cause to be issued to Optionee a stock certificate for the number of shares of Common Stock being acquired. Optionee shall not have any rights as a stockholder until the stock certificate is issued to him.
     3.2 The Option may be exercised by the payment of the Exercise Price in cash, by check, in shares of Common Stock subject to certain limitations, through a cashless exercise arrangement with a broker approved by the Company in advance, or in any other manner approved by the Company’s compensation committee.
IV. No Right to Continue as a Director
     Nothing in this Agreement shall confer upon Optionee any right to continue to serve as a director on the Board of the Company or any of its subsidiaries, or shall constitute evidence of any agreement or understanding, express or implied, that the Company will retain Optionee as a director for any period of time.
V. Binding Effect
     This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators and successors.
VI. Non-Transferability
     The Option granted hereby may not be transferred, assigned, pledged or hypothecated in any manner, by operation of law or otherwise, other than by will, by the laws of descent and distribution or pursuant to domestic relations order, as defined in the Code, and shall not be subject to execution, attachment or similar process.
VII. Inconsistent Provisions
     The Option granted hereby is subject to the provisions of the Plan as in effect on the date hereof and as it may be amended. In the event any provision of this Agreement conflicts with such a provision of the Plan, the Plan provision shall control.

     IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed on the day and year first above written.

HORIZON OFFSHORE, INC.

By:

David W. Sharp
President & Chief Executive Officer

OPTIONEE

Signature

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